Exhibit 10.1
FIRST AMENDMENT
TO
EXECUTIVE EMPLOYMENT AGREEMENT
     The Executive Employment Agreement by and between Donald W. Slager (“Executive”) and Allied Waste Industries, Inc. dated as of March 2, 2007 (the “Agreement”), as assumed by Republic Services, Inc. (the “Company”) on December 5, 2008, is hereby amended effective December 31, 2008 as follows:
     I. The provisions in Sections 6.2(c), 6.3 (c), 6.4 (c) and 6.5 (c) regarding continued medical, dental and/or vision coverage are revised so that such coverage will equal (rather than be at least equal to) that which Executive would have been provided under Section 4.7 of the Agreement if Executive’s employment had not terminated until the earlier of the dates described in the Agreement; provided that (A) the benefits provided during Executive’s taxable year may not affect the benefits provided to Executive in any other taxable year (except as permitted under Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”)), and (B) reimbursement of any eligible expenses must be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and (C) the right to such continued coverage is not subject to liquidation or exchange for another benefit.
     II. The Company will pay or reimburse Executive in a lump sum cash payment in accordance with Sections 6.1, 6.2 (b), 6.3 (b), 6.4 (b) and 6.5 (b), as applicable, within ninety (90) days after the Date of Termination, provided that Executive (or his estate) provides proper documentation of such costs and expenses within thirty (30) days after the Date of Termination.
     III. For purposes of determining when payments are made to Executive under the Agreement, the Date of Termination shall be a date that is no earlier than Executive’s separation from service with the Company (whether initiated by Executive or the Company), determined in accordance with Section 409A.
     IV. If and to the extent Executive is entitled to full or partial retirement payments under Section 6.4(d) of the Agreement, such payments shall be paid to Executive in a cash lump sum payment within thirty (30) days following the six month anniversary of Executive’s Date of Termination. The amount of the lump sum payment shall equal the lump sum present value of the retirement benefits described in Section 6.4(d)(1) of the Agreement assuming Executive had a termination of employment on December 5, 2008. Such present value shall be determined using (A) an annual interest rate of six percent (6%), and (B) by assuming the ten annual installment payments would have commenced upon Executive’s reaching age fifty-five (55) or, if later, Executive’s Date of Termination.
     V. The payment described in Section 6.5(a)(2) of the Agreement, if payable, shall be paid in a single lump sum as described therein provided that the Change in Control constitutes a change in control event (as defined in Section 409A) and the Date of Termination occurs within the eighteen (18) month period following the Change in Control Date. Otherwise, the amount described in Section 6.5(a)(2) of the Agreement, if payable, shall be paid in substantially bi-weekly installments as described in Section 6.3(a)(2) of the Agreement.
     VI. If a “Gross-Up Payment” is required to be made by the Company under Section 6.6 (c) of Executive’s Agreement, it shall be made at the time described therein but not later than the last day of Executive’s taxable year next following the taxable year during which Executive remits the related taxes.
     VII. The Release required under Section 6.7 of the Agreement shall be provided by Executive prior to the date on which payments are required to be made under the Agreement.
     VIII. It is intended that the Agreement comply with Section 409A and the Agreement shall be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or a guarantee of any particular tax treatment to Executive.
     IX. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The facsimile or email transmission of a signed signature page, by any party to the other(s), shall constitute valid execution and acceptance of this Amendment by the signing/transmitting party.
SIGNATURES ON THE FOLLOWING PAGE

     Except as otherwise provided herein, the Agreement shall remain in full force and effect.
     DATED this 31st day of December, 2008.

REPUBLIC SERVICES, INC.

By:

Name:

EXECUTIVE

DONALD W. SLAGER